Exhibit 12.1

BBVA Compass Bancshares, Inc.
Statement of Computation of Ratios of Earnings to Fixed Charges
(amounts in thousands, except ratio data)

	Fiscal Year
	2014	2013	2012	2011	2010
Excluding Interest on Deposits
Earnings:
Income (loss) before income taxes	$615,863	$590,750	$698,712	$(1,639,189)	$(276,616)
Fixed charges	103,869	93,674	93,491	85,687	121,736
Preference security dividend of consolidated subsidiary	(2,725)	(2,917)	(3,023)	(3,262)	(3,220)
Total	$717,007	$681,507	$789,180	$(1,556,764)	$(158,100)
Fixed charges:
Interest on FHLB and other borrowings	$68,957	$66,275	$66,014	$57,892	$91,445
Interest on federal funds purchased and securities sold under agreements to repurchase	2,302	2,082	2,783	3,828	5,195
Interest on other short term borrowings	5,318	118	113	48	123
Preference security dividend of consolidated subsidiary	2,725	2,917	3,023	3,262	3,220
Portion of rents representative of the interest factor of expense	24,567	22,282	21,558	20,657	21,753
Total fixed charges	$103,869	$93,674	$93,491	$85,687	$121,736
Ratio of earnings to fixed charges, excluding interest on deposits	6.90x	7.28x	8.44x	(18.17)x	(1.30)x
Including Interest on Deposits
Earnings:
Income (loss) before income taxes	$615,863	$590,750	$698,712	$(1,639,189)	$(276,616)
Fixed charges	355,783	305,774	286,135	304,644	419,306
Preference security dividend of consolidated subsidiary	(2,725)	(2,917)	(3,023)	(3,262)	(3,220)
Total	$968,921	$893,607	$981,824	$(1,337,807)	$139,470
Fixed charges:
Interest on deposits	$251,914	$212,100	$192,644	$218,957	$297,570
Interest on FHLB and other borrowings	68,957	66,275	66,014	57,892	91,445
Interest on federal funds purchased and securities sold under agreements to repurchase	2,302	2,082	2,783	3,828	5,195
Interest on other short term borrowings	5,318	118	113	48	123
Preference security dividend of consolidated subsidiary	2,725	2,917	3,023	3,262	3,220
Portion of rents representative of the interest factor of expense	24,567	22,282	21,558	20,657	21,753
Total fixed charges	$355,783	$305,774	$286,135	$304,644	$419,306
Ratio of earnings to fixed charges, including interest on deposits	2.72x	2.92x	3.43x	(4.39)x	0.33x